EXHIBIT 99.1

Atrion Reports First Quarter Results

ALLEN, Texas, May 09, 2018 (GLOBE NEWSWIRE) -- Atrion Corporation (Nasdaq:ATRI) today announced revenues for the quarter ended March 31, 2018 were $39.4 million compared with $38.5 million in the same period in 2017. Net income in the current-year quarter totaled $8.5 million compared to $10.0 million in last year’s first quarter, with diluted earnings per share for the first quarter of 2018 at $4.57 compared to $5.36 in the first quarter of 2017.

Commenting on the Company’s results for the first quarter of 2018 compared to the same period last year, David A. Battat, President & CEO, said, “As discussed in our recent press release announcing full year 2017 and fourth quarter results, net income and EPS comparisons throughout 2018 will be distorted as a result of the Tax Cuts and Jobs Act as well as non-recurring tax benefits recorded in the first two quarters of last year. While we are pleased with a 10% increase in earnings per diluted share as adjusted to exclude some of those tax benefits, we believe the best measures of comparative performance with prior-year periods are sales and operating income. Operating income for the just ended quarter was $11.4 million compared to $11.3 million in the first quarter of 2017.”

Mr. Battat continued, “Revenues were up 2% compared to the first quarter of 2017. Growth in Fluid Delivery and Cardiovascular sales, which collectively account for more than 80% of our overall revenue, was largely offset by sales declines in Ophthalmology and in marine safety products in our Other category.”  Mr. Battat added, “Despite the small increase in net revenue and higher costs for labor and materials in the current year period, the ratio of operating income to sales was 29%, the same highly profitable rate we saw in the comparable 2017 quarter. This reflects our continued focus on proprietary products, operational efficiency and customer service.” Mr. Battat noted, “We hold a strategic equity investment in a publicly traded company that provides research and development consulting services in the healthcare industry. New accounting rules took effect this year requiring that changes in the market value of such investments be reflected in each quarter’s results. In the first quarter of 2018, we took a charge of $778,000 reflecting an unrealized investment loss in these securities. Because this strategic relationship has been valuable to our own product development efforts, we have no plans to sell the stock we hold in that company. Future increases or decreases in the stock price of that company will similarly be reflected in our net income and EPS outcomes.” Mr. Battat concluded, “During the quarter, we added $4.2 million to our balance of cash and long and short term investments bringing the total to $78.9 million as of March 31, 2018.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Contact:

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the reflection in our net income and EPS of future increases or decreases in the stock price of a company in which we invested. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues	$39,401	$38,504
Cost of goods sold	20,450	19,873
Gross profit	18,951	18,631
Operating expenses	7,585	7,304
Operating income	11,366	11,327

Interest and dividend income	330	149
Other investment income (loss)	(789)	--
Income before income taxes	10,907	11,476
Income tax provision	(2,420)	(1,526)
Net income	8,487	9,950

Income per basic share	$4.58	$5.42

Weighted average basic shares outstanding	1,852	1,835

Income per diluted share	$4.57	$5.36

Weighted average diluted shares outstanding	1,856	1,855

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2018	2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$20,181	$30,136
Short-term investments	34,795	35,468
Total cash and short-term investments	54,976	65,604
Accounts receivable	20,604	17,076
Inventories	29,907	29,354
Prepaid expenses and other	2,064	3,199
Total current assets	107,551	115,233
Long-term investments	23,953	9,136
Property, plant and equipment, net	67,485	66,369
Other assets	13,264	13,042

	$212,253	$203,780

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	11,183	9,622
Line of credit	--	--
Other non-current liabilities	10,102	9,770
Stockholders’ equity	190,968	184,388

	$212,253	$203,780

NON-GAAP FINANCIAL MEASURE RECONCILIATION
(In thousands, except per share data)

Included in our news release is a non-GAAP financial measure that is calculated by excluding certain tax benefits that are included in financial measures determined in accordance with GAAP.  We have provided this non-GAAP measure as an additional tool for investors to better understand our operating results and to facilitate a comparison of the periods shown.  This measure should be considered in addition to, rather than as a substitute for, GAAP measures of the Company's performance.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

	Three Months Ended March 31,		%
	2018	2017	Increase (Decrease)
GAAP net income	$8,487	$9,950
Minus tax benefit related to employee stock compensation	23	2,270
Adjusted net income (non-GAAP)	$8,464	$7,680

Weighted average diluted shares outstanding	1,856	1,855

Adjusted income per diluted share (non-GAAP)	$4.56	$4.14	10%

GAAP income per diluted share	$4.57	$5.36	(15%)